Exhibit 99.41

Sales Plan

This Sales Plan (including the attached Annex, the “Sales Plan”) is entered into as of September 9, 2019, by and between Avia Holding Limited (“Seller”) and Deutsche Bank Securities Inc. (“Broker”).

WHEREAS, Seller desires to establish this Sales Plan to sell Ordinary Shares, par value Euro 0.01 per share (the “Shares”), of AerCap Holdings N.V. (the “Issuer”) as further set forth herein;

NOW, THEREFORE, Seller and Broker hereby agree as follows:

1.    Broker agrees that it shall effect one or more sales (each a “Sale”) of Shares as further set forth in the attached Annex A to this Sales Plan.

2.    This Sales Plan shall become effective on, and including, September 9, 2019 and shall terminate on the earliest of (a) 11:59 pm New York time on September 15, 2019 (or, if earlier, the first date on which the Issuer’s insider trading policies would prohibit sales hereunder), (b) the date on which Broker has sold all Shares specified in Annex A, (c) the date that this Sales Plan is terminated in accordance with paragraph 14 below, and (d) the date Broker receives notice of the dissolution of Seller.

3.    Seller represents and warrants that Seller is not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Shares) and is entering into this Sales Plan in good faith and not as part of a plan or scheme to evade federal securities laws. The Seller further agrees that it shall be deemed to represent and warrant that Seller is not aware of material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Shares) and that it is permitted to effect sales under the Issuer’s trading policies on each trading day that this Sales Plan is effective. Seller shall notify Broker before 9:00 AM New York time on any trading day under this Sales Plan on which the above statements become inaccurate, or if the statements become inaccurate after 9:00 AM New York time, immediately after such time.

4.    Seller has consulted with Seller’s own advisors as to the legal and tax aspects of Seller’s adoption and implementation of this Sales Plan.

5.    Seller represents and warrants that the Shares are “restricted securities” and/or that Seller may be deemed an “affiliate” of the Issuer as those terms are defined under Rule 144 of the Securities Act of 1933 (“Rule 144”). In addition, Seller represents and warrants that as of the date hereof, the maximum number of Shares specified in Annex A are eligible to be sold in accordance with the requirements of Rule 144(d) and Rule 144(e). Seller further agrees that it shall be deemed to have made the foregoing representations and warranties on each trading day that this Sales Plan is effective.

Seller has not solicited or arranged for the solicitation of, and will not solicit or arrange for the solicitation of, orders to buy Shares in anticipation of or in connection with any sales of the Shares. Except as provided herein, Seller has not made or arranged for, and will not make or arrange for, any payment to any person in connection with any sales of the Shares hereunder. Seller does not know or have any reason to believe that the Issuer has not complied with the reporting requirements contained in paragraph (c)(1) of Rule 144 and Seller will promptly notify Broker if it believes that the requirements of Rule 144(c)(1) are no longer satisfied with respect to the Shares. Seller shall not take, and shall not cause any person or entity with which it would be required to aggregate sales of Shares pursuant to paragraph (a)(2) or (e) of Rule 144 to take, any action that would cause the Sales not to comply with Rule 144. Each of Seller and Broker agrees with the other that the quantity of Shares to be sold under this Sales Plan is intended to comply with the limitations set forth in paragraph (e) of Rule 144. Each of Seller and Broker represents and warrants to, and agrees with, the other that the Shares are intended to be sold in transactions conforming to the manner-of-sale conditions described in Rule 144(f) and (g).

6.    Seller represents and warrants that Seller is permitted to sell Shares in accordance with the Issuer’s insider trading policies and that, other than any Rule 144 requirements set forth herein, there are no contractual, regulatory, or other restrictions applicable to the Sales contemplated under this Sales Plan that would interfere with Broker’s ability to execute Sales and effect delivery and settlement of such Sales on behalf of Seller, other than restrictions with respect to which Seller has obtained all required consents, approvals and waivers. Seller further agrees that it shall be deemed to have made the foregoing representation and warranty on each trading day that this Sales Plan is effective. Seller shall notify Broker immediately in the event that any of the above statements become inaccurate prior to the termination of this Sales Plan.

7.    Seller shall make all filings, if any, required under Section 13(d) of the Securities Exchange Act of 1934. Seller represents and warrants to, and agrees with, Broker that Seller shall file or cause to be filed, on the first date on which Shares are sold hereunder and in the manner contemplated by Rule 144(h), a notice on Form 144 relating to the maximum number of Shares contemplated to be sold hereunder, in the form and substance as previously provided to Broker, and Seller represents and warrants to Broker that Seller has a bona fide intention to sell the Shares proposed to be sold under this Sales Plan within a reasonable time of the filing of such notice on Form 144. Seller shall make any additional Form 144 filings as and when it reasonably believes to be necessary in connection with the Sales to be effected pursuant to this Sales Plan. Broker agrees to provide Seller with such information as is reasonably necessary for Seller accurately and timely to complete the Forms 144. Seller shall provide Broker a reasonable opportunity to review and comment on any other public disclosure related to this Sales Plan and the transactions contemplated hereby, including, without limitation, any report or schedule filed or amended under the Securities Exchange Act of 1934.

8.    For the services provided in this Sales Plan, Seller agrees to pay to Broker a fee per share as specified in Annex A for the Shares sold pursuant to the terms of this Sales Plan. Broker shall deduct such fee from the proceeds of the Sales.

9.    Seller understands that Broker may not effect a Sale due to a market disruption or a legal, regulatory or contractual restriction applicable to Broker or any other event or circumstance (a “Blackout”). Seller also understands that even in the absence of a Blackout, Broker may be unable to effect Sales consistent with ordinary principles of best execution due to insufficient volume of trading, failure of the Shares to reach and sustain a limit order price, or other market factors in effect on the date of a Sale set forth in Annex A (“Unfilled Sales”). Seller understands that Broker will rely on the representations, warranties and agreements of Seller in this Sales Plan when effecting any Sales hereunder.

10.    On any day on which Broker sells Shares hereunder, Broker shall confirm sales of Shares and any Unfilled Sales to Seller by a daily email report and to such other persons or agents as Seller shall designate. Such report shall include the average price and number of Shares sold for the day, and the sale price, settlement date and aggregate proceeds net of Broker’s fees for each transaction. Broker shall also provide, by email to Seller and to such other persons or agents of Seller that Seller shall designate other market data that Seller shall reasonably designate.

11.    Broker represents and warrants to Seller that it has implemented reasonable policies and procedures, taking into consideration the nature of Broker’s business, to ensure that individuals making investment decisions will not violate the laws prohibiting trading on the basis of material nonpublic information. These policies and procedures include those that restrict any purchase or sale, or the causing of any purchase or sale, of any security as to which Broker has material nonpublic information, as well as those that prevent such individuals from becoming aware of or being in possession of material nonpublic information.

12.    Any written communication shall be sent to the address specified below and shall become effective upon receipt:

a)	if to Broker, to it at:

Deutsche Bank Securities Inc.

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with a copy to:

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with a copy to:

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or at such other address as may from time to time be designated by notice from Broker to Seller in writing; and

b)	if to Seller, to it at:

Avia Holding Limited

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with a copy to:

c/o Waha Capital PJSC

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and a copy to:

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or at such other address as may from time to time be designated by notice from Seller to Broker in writing.

13.    This Sales Plan and its enforcement, and each transaction entered into hereunder and all matters arising in connection with this Sales Plan and transactions hereunder shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its choice of law doctrine.

14.    The Seller can modify or amend the sales instructions in Annex A of this Sales Plan or give specific instructions to the Broker with respect to sales to be made under this Sales Plan at any time; provided that any such modification, amendment or instruction shall only be permitted at a time when Seller is otherwise permitted to effect sales under the Issuer’s trading policies and at a time when Seller is not aware of material nonpublic information concerning the Issuer or its securities (including the Shares). Other than the sales instructions in Annex A, this Sales Plan may be modified or amended only by a writing signed by the parties hereto. This Sales Plan may be terminated at any time by Seller upon written notice to the Broker.

15.    Seller agrees that Broker and its affiliates and their respective directors, officers, employees, and agents (collectively, “Broker Persons”) shall not be liable for any losses Seller may incur that are in any way attributable to any error, omission, mistake, breach or misrepresentation by Seller. Seller further agrees to hold each Broker Person free and harmless from any and all losses, damages, liabilities or expenses (including reasonable attorneys’ fees and costs) incurred or sustained by such Broker Person in connection with or arising out of any suit, action or proceeding relating to this Sales Plan, any Sale, or any amendment, modification or termination of the Sales Plan (each an “Action”) and to reimburse each Broker Person for its reasonable and documented out-of-pocket expenses, as they are incurred, in connection with any Action, unless such loss, damage, liability or expense is caused by such Broker Person’s gross negligence, willful misconduct or bad faith. This paragraph 15 shall survive termination of this Sales Plan.

16.    This Sales Plan may be executed in counterparts (including facsimile counterparts), each of which shall be deemed an original but all of which together shall constitute one (1) and the same instrument.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the undersigned have signed this Sales Plan as of the date first above written.

Avia Holding Limited	Deutsche Bank Securities Inc.

By:	By:
Name:	Name:
Title:	Title:

By:
Name:
Title: